EXHIBIT 15


                  DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
                    Retirement Shares of Janus Aspen Series

     WHEREAS, Janus Aspen Series ("JAS") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of beneficial interest of JAS are currently divided into multiple series ("Portfolios"), each with two classes of shares, one of which is designated the "Retirement Shares";

     WHEREAS, Janus Distributors, Inc. ("JDI") serves as the distributor of the Retirement shares (the "Distributor") pursuant to a Distribution Agreement dated May 1, 1997, between JDI and JAS; and

     NOW, THEREFORE, the Company hereby adopts on behalf of JAS with respect to the Retirement Shares of each Portfolio, and the Distributor hereby agrees to the terms of, the Plan, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

     1. JAS shall pay to the Distributor, as the distributor of the Retirement Shares, a fee for distribution of the shares at the rate of up to 0.25% on an annualized basis of the average daily net assets of the Retirement Shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

     2. The amount set forth in paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the Retirement Shares in connection with any activities or expenses primarily intended to result in the sale of the Retirement Shares, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers and other financial institutions and organizations (collectively, the "Service Providers") to obtain various distribution related and/or administrative services for the investors in the Retirement Shares (plan participants in the case of qualified plans that invest in the Retirement Shares). These services may include, but are not limited to the following functions: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Retirement Shares to prospective and existing plan participants; providing educational materials regarding the Retirement Shares; providing facilities to answer questions from prospective and existing plan participants about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Retirement Shares; and assisting plan participants in completing application forms and selecting dividend and other accounts options. The Distributor is also authorized to engage directly in any activities relating to the purposes of this plan. In addition, this Plan hereby authorizes payment by JAS of the cost of preparing, printing and distributing prospectuses and statements of additional information relating to the Retirement Shares to prospective investors


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and of implementing and operating the Plan. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

     3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of JAS and (b) those Trustees of JAS who are not "interested persons" of JAS (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     4. After approval as set forth in paragraph 3, this Plan shall take effect as of the date of execution. The Plan shall continue in full force and effect as to the Retirement Shares of each Portfolio of JAS for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

     5. The Distributor shall provide to the Trustees of JAS, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     6. This Plan may be terminated as to the Retirement Shares of any Portfolio of JAS at any time, without payment of any penalty, by vote of the Trustees of JAS, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of the Retirement Shares of JAS, on not more than 60 days' written notice to any other party to the Plan.

     7. This Plan may not be amended to increase materially the amount of distribution fee provided for in paragraph 1 hereof for any Portfolio unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Retirement Shares of that Portfolio and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

     8. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of JAS shall be committed to the discretion of the Trustees who are not such interested persons.

     9. JAS shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.



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     IN  WITNESS  WHEREOF,  JAS,  on  behalf  of the  Retirement  Shares of each
Portfolio, and the Distributor have executed this Distribution Plan as of the 1st day of May, 1997.


                                 JANUS ASPEN SERIES



                                 By:    /s/Thomas H. Bailey
                                 Name:  Thomas H. Bailey
                                 Title: President


                                 JANUS DISTRIBUTORS, INC.



                                 By:    /s/Dana R. Cunningham
                                 Name:  Dana R. Cunningham
                                 Title: President



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